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Moto Photo, Inc. and Subsidiaries
Exhibit 11 - Computation of Per Share Earnings

                               Three        Three       Six Months  Six Months
                               Months       Months
                               Ended        Ended         Ended        Ended
                             30-Jun-95    30-Jun-94     30-Jun-95    30-Jun-94
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
PRIMARY
Average shares outstanding    7,783,263    5,663,340     7,586,890   5,649,933

Net effect of dilutive
common equivalents --
based on the tresaury
stock method using
average market price            (A)          (A)           (B)         (A)

TOTAL                         7,783,263    5,663,340     7,586,890   5,649,933


Net Income  (Loss)           $   58,659   $  114,718    $ (334,309) $ (195,240)

Adjustment to Income
Applicable to Common                  0            0       673,219           0

Less Preferred Stock            (73,349)    (279,082)     (161,173)   (556,026)
dividend requirements

Net Loss applicable to          (14,690)    (164,364)      177,737    (751,266)
Common Stock


Per share amount             $    (0.00)  $    (0.03)   $     0.02  $    (0.13)

FULLY DILUTED
Average shares outstanding    7,783,263    5,663,340     7,586,890   5,649,933

Net effect of dilutive
common stock
equivalents -- based on
the treasury
stock method using the quarter-end
market price, if higher than        (B)          (B)           (B)         (B)
average market price

Assumed conversion of $1.20 cumulative
convertible preferred shares        (C)      835,000           (C)     835,000

Assumed conversion of
Series E F and G convertible
preferred shares              5,178,547    4,374,737     5,412,580   4,260,829

TOTAL                        12,961,810   10,873,077    12,999,470  10,745,762


Net Income(Loss)                 58,659      114,718      (334,309)   (195,240)

Pref Series E, F & G          1,368,677      912,821     1,368,677     912,821
Previously Accreted Dividends

Pref $1.20 Previously                 0            0       673,219           0
Accreted Dividends

Fully Diluted Net             1,427,336    1,027,539     1,707,587     717,581
Income(Loss)


Per share amount             $     0.11   $     0.09    $     0.13  $     0.07

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(A)   The effects of conversion of common stock
equivalents to common stock are antidilutive to the earnings per share calculations.

(B)    Less than 3%

(C)    Converted to common